SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

QUALSTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

BKF Capital Group, Inc.
Steven N. Bronson

Alan B. Howe

Sean M. Leder

Dale E. Wallis

David J. Wolenski
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BKF Capital Group, Inc. (“BKF Capital”) is filing the materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from the shareholders of Qualstar Corporation (“Qualstar”), in connection with the 2013 annual meeting of shareholders of Qualstar scheduled for June 28, 2013 (the “2013 Annual Meeting”). In connection with the 2013 Annual Meeting, BKF Capital has filed a definitive proxy statement and a GOLD proxy card with the SEC. Please return your GOLD proxy card and vote FOR the election of the five nominees of BKF Capital, and as recommended by BKF Capital on the other proposals at the 2013 Annual Meeting.

On June 21, 2013, BKF Capital issued a press release urging Qualstar shareholders to focus on the real facts and issues presented in this proxy contest and to vote to elect the BKF nominees at the 2013 Annual Meeting on June 28, 2013. A copy of BKF Capital’s press release is attached hereto as an Exhibit.

Shareholders who have questions about the BKF Capital’s solicitation, who require assistance in voting their shares, or who need additional copies of BKF Capital’s Proxy Statement, should contact our proxy advisors, AST Phoenix Advisors, 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219. Call Toll Free: (877) 478-5038. Banks and Brokers Call Collect: (212) 493-3910.

Exhibit

BKF URGES QUALSTAR SHAREHOLDERS TO FOCUS ON THE REAL FACTS AND ISSUES

AND VOTE TO ELECT THE BKF NOMINEES AT THE 2013 ANNUAL MEETING

Boca Raton, Florida, June 21, 2013 – BKF Capital Group, Inc. (OTCQB – “BKFG”), the second largest shareholder of Qualstar Corporation (NASDAQ — “QBAK”), today commented on the real facts and issues in BKF’s contest to replace the Board of Directors of Qualstar and elect BKF’s highly experienced, highly qualified and highly motivated nominees at the Qualstar Annual Meeting of Shareholders on June 28, 2013.

Steven Bronson, BKF’s chief executive officer, remarked: “As the contest for the future of Qualstar approaches its final stages, shareholders should focus on the real facts and issues, and not be swayed by the Company’s assurances of recovery at some unspecified future time, or the formulaic analyses of the proxy advisory services which we believe are simply wrong.”

“The facts are that the Company is burning through its cash and does not have a large runway for recovery. Qualstar’s results for the nine months ended March 31, 2013, under the Company’s new CEO Lawrence Firestone, were the worst ever. Unlike BKF, the current Board has only a nominal investment in Qualstar. Its strategy is to throw money at a problem—the continuing drain of the tape storage business—that cannot be solved by money alone.”

“BKF’s nominees are highly skilled and experienced and are incentivized to run the Company for its owners, because BKF is a substantial owner. We want what you want—prudent cash management, a strategy for the tape storage business that is based on market realities and a return to profitability in the very near term.”

Mr. Bronson concluded: “We ask our fellow shareholders to read this release in full, together with BKF’s other materials, and vote to elect BKF’s nominees on the GOLD proxy card.”

Money: The Board is Spending the Company’s Money Like It Belongs to Somebody Else

As BKF has been saying for well over a year, there are serious challenges facing Qualstar, particularly in its tape storage business. The solution of the Board and CEO Lawrence Firestone has been to throw money at the problem, substantially increasing G&A, increasing Sales and Marketing costs, and increasing Engineering costs. The consequence of this strategy has been a staggering cash burn of over $6 million in the past nine months, even with the Board’s highly touted outsourcing of manufacturing operations.

The Company’s approach to this proxy contest is just one example of the disregard that the Board and Mr. Firestone have for shareholder money. After spending over $600,000 to thwart BKF’s non-coercive partial tender offer in January, the Company says it will be spending $500,000 in this proxy contest. That’s a total of over $1.1 million!

In this proxy contest, BKF sent out one mailing. The Company sent out three. BKF did a simple homegrown investor presentation. The Company posted two versions of a graphically enhanced, professionally designed presentation. And why not? It’s not their money.

Is Qualstar a Start-Up Company? The Current Chairman of the Board Seems to Think So

On the Company’s investor call this week, the current Chairman of the Board, Allen Ally said “Qualstar has the feeling of a very exciting startup company.” What does that mean? It means a company that can run through its cash, with the anticipation that somebody, somehow is going to come up with more. It means a company that’s under no pressure to earn a profit. It means a company that expects its stock price to be buoyed by promises of future success and is not grounded in current performance.

If that’s what the Company’s current Chairman believes, then shareholders can begin to understand why Qualster is headed in a direction of unconstrained spending, no profitability and promises instead of performance.

Of course, Qualstar is not a startup. It has been in business for almost 30 years. The markets and shareholders rightfully want to see profits and performance now.

Unfortunately, ISS Got It Wrong—Shareholders Should Not Make the Same Mistake

The Company is touting its ISS recommendation. Unfortunately, ISS is wrong in its analysis, and were shareholders to make the same mistake, BKF believes they will see the value of their investment in the Company continue to erode.

ISS looked at TSR (Total Shareholder Return) for the 12 month period ending June 2012, noted that the Company’s TSR rose from November 2012 to May 2013 and attributed this to the actions of the current Board. But of course on May 14, 2013—when the Company released its third quarter and nine month numbers with record losses— the Company’s stock price plummeted to its November 2012 levels.

ISS says “There is little doubt the company’s restructuring efforts combined with uncertainty surrounding a myriad of events, particularly, BKF’s tender offer and the ensuing proxy contest, were distractions that may have impacted negatively on the company’s TSR since May 2013.”

Really? This is the Company’s story. The abysmal nine month numbers are the fault of BKF. Shareholders should be the judge of whether this makes any sense. In the view of BKF—and BKF believes that other shareholders agree—it does not. The Company’s stock price simply reflects the fundamental flaws in the overdrive spending strategy of the current Board that was revealed in the Company’s third quarter results.

So What Is the Fundamental Flaw in the Strategy of the Current Board?

As BKF has repeatedly explained, no matter how much of the Company’s remaining cash—which has already been substantially depleted—the Board throws at the tape storage business, it will not cure the basic problem. The Company cannot go it alone in this business. Technology is moving away from tape storage, customers are bundling their tape storage with other hardware purchases and other players in this space—think for example IBM and Oracle—are far larger and have many times the resources of the Company. That is why the Company’s most direct competitors—Overland Storage and Quantum Corp., which are larger than Qualstar—are hurting.

To compound the issue, according to the Company’s recent investor presentation, Qualstar is now proposing to move to the higher end tape storage market where it would be competing directly with the likes of IBM and Oracle. This, we believe, is a recipe for disaster.

Why Did BKF Decline Mr. Firestone’s Offer to Join the Current Board?

The Company has faulted BKF for refusing to accept its offer of two Board seats. First, BKF needs to set the record straight.

•	Before the special meeting in June of last year, BKF approached Mr. Firestone with a fair proposal for equal representation on the board, a mutual agreement on the fifth seat and a modification of Mr. Firestone’s employment agreement to reduce his egregious compensation package. Mr. Firestone never responded to the offer despite giving his word to get back to BKF within two weeks.

•	Mr. Firestone then reached out to BKF at the end of 2012 to get BKF to register, and perhaps sell its shares, as part of a shelf registration paid for with the Company’s money. BKF declined.

•	BKF didn’t hear from Mr. Firestone again until April 2013, when it was clear that BKF was following through on its previously disclosed intentions of running a slate for the annual meeting.

•	Mr. Firestone did not, as the Company claims, offer BKF two Board seats. He offered BKF one Board seat, with a second Board seat for Alan Howe. BKF is proud to have Mr. Howe, with his reputation and experience, on its slate, but Mr. Howe is independent of BKF. As Mr. Firestone well knew, Mr. Howe was suggested to BKF by another major Qualstar shareholder and has no prior relationship with Steven Bronson, BKF’s CEO.

Second, BKF took Mr. Firestone’s offer of Board representation under careful consideration but decided to wait until the Company announced its third quarter and nine month results. When BKF saw those results, with record losses and cash burn, it determined that working to change the direction of the Company with the existing Board would be futile. Moreover, BKF was concerned with the fact that on May 8, 2013, Qualstar increased the size of its Board to 7 members and appointed Bud Lahber, a friend of Mr. Firestone, as a new member of the Board.

Why Does BKF Lack Confidence in Current Management?

Mr. Firestone, who was named CEO in June 2012 and has presided over the Company’s abysmal performance in the first nine months of fiscal 2013, has no prior experience as a CEO.

The other current members of Board that the Company has nominated for re-election have long standing relationships with Mr. Firestone—they are handpicked, as the Company likes to say. For example, on the recent investor call, Bud Lahber explained the reason he joined the Board was his personal relationship with Mr. Firestone.

In June 2012, Mr. Firestone committed the Company to breakeven or profitable operations by June 2013. That of course has not happened, and the Company is not even close to achieving this milestone. In the recent investor presentation, Mr. Firestone made no commitment as to when the Company will be profitable and has established unquantifiable “mid-term” and “long-term” targets, so as to not be held accountable

What is the Strategy of the BKF Nominees?

If elected, the BKF nominees will run a lean organization. Our nominees realize that the Company’s resources are limited and that every dollar must be spent prudently.

Our nominees will reward management, but executive compensation will principally be performance based.

Our nominees realize that the only way for the Company to extricate itself from the problems that are plaguing the tape storage business will be to partner with another strategic player to leverage resources and increase market penetration.

Our nominees will thoroughly review all strategic options, from continuing to operate as a standalone company to a business combination or reorganization. There will be only one objective, and that is to maximize value for all shareholders in which BKF will share proportionately.

Why Should Shareholders Trust the BKF Nominees?

The current Board still has only a nominal financial investment in the Company. In contrast, BKF is the Company’s second largest shareholder, with millions of dollars invested in Qualstar. The interests of BKF are directly aligned with the interests of all other shareholders, and its fortunes will rise or fall with the fortunes of everyone else.

What Should Shareholders Do?

BKF has determined that the only way to fix Qualstar is to replace the Board with new independent directors. BKF is therefore asking for the help of all shareholders to elect the directors nominated by BKF on the GOLD proxy card.

Therefore no matter how many or how few shares a shareholder owns, it is important to return the GOLD proxy card and vote FOR the election of the five nominees of BKF, and as recommended by BKF on the other proposals at the 2013 Annual Meeting.

Do not return the WHITE proxy card or any other card furnished by or on behalf of the Company. Remember that only the last vote will count. Even if a shareholder has voted on the Company’s WHITE proxy card, that vote may be revoked by returning a later dated GOLD proxy card in favor of the BKF nominees and as recommended by BKF on the other proposals.

If shareholders have any questions, require assistance in voting their shares, or need additional copies of BKF’s Proxy Statement, please contact BKF’s proxy advisors—

AST PHOENIX ADVISORS

6201 15th AVENUE

3RD FLOOR

BROOKLYN, NY 11219

CALL TOLL FREE: (877) 478-5038

BANKS AND BROKERS CALL COLLECT: (212) 493-3910

About BKF Capital Group Inc.

BKF Capital Group Inc. is a publicly traded company that intends to create an asset management platform with investment vehicles that focus on areas of portfolio management that typically receive less attention from investors but also present unique investment opportunities. BKF is also engaged in seeking to arrange an acquisition, with an operating business with revenues, at least three years of operating history and unique value opportunities. For additional information please visit: www.bkfcapital.com.

Contact:

BKF Capital Group, Inc.

Maria Fregosi 561-362-4199 x 209

mfregosi@bkfcapital.com